UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2011

LHC Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33989	71-0918189
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 West Pinhook Rd., Suite A Lafayette, Louisiana		70503
(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number, including area code): (337) 233-1307

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Effective January 1, 2011, LHC Group, Inc. (the “Company”) entered into (i) an Amended and Restated Employment Agreement with Keith G. Myers pursuant to which Mr. Myers will continue to serve as the Company’s Chief Executive Officer (the “Myers Agreement”), (ii) an Amended and Restated Employment Agreement with Peter J. Roman pursuant to which Mr. Roman will continue to serve as the Company’s Executive Vice President and Chief Financial Officer (the “Roman Agreement”) and (iii) an Employment Agreement with Daryl J. Doise pursuant to which Mr. Doise will serve as the Company’s Executive Vice President – Joint Venture Development and Facility Based Operations (the “Doise Agreement” and together with the Myers Agreement and the Roman Agreement, the “Agreements”).

The Agreements amend and restate prior employment agreements between the parties that expired on December 31, 2010. Each Agreement is effective January 1, 2011 and expires on December 31, 2013, but will automatically extend for additional one-year periods unless either the Company or the executive notifies the other of its intent to terminate such Agreement.

Pursuant to the Myers Agreement, Mr. Myers will receive an annual base salary of $585,000, which may be increased from time to time by the compensation committee of the board of directors, and will be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs available to senior executive officers of the Company.

Pursuant to the Roman Agreement, Mr. Roman will receive an annual base salary of $350,000, which may be increased from time to time by the compensation committee of the board of directors, and will be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs available to senior executive officers of the Company.

Pursuant to the Doise Agreement, Mr. Doise will receive an annual base salary of $278,250, which may be increased from time to time by the compensation committee of the board of directors, and will be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs available to senior executive officers of the Company.

Each Agreement may be terminated by the Company at any time with or without “cause” (as defined therein), or by the executive with or without “good reason” (as defined therein). Each Agreement also terminates upon the death, disability or retirement of the executive. In the event an Agreement terminates due to the death or disability of the executive, all stock options and other equity awards held by the executive will become immediately vested and exercisable. In the event the Company terminates an Agreement without cause or the executive terminates his employment for good reason, then, in addition to any other amounts payable to him, the executive will receive (a) a pro-rata portion of his annual bonus earned through the date of termination; (b) a lump sum severance payment calculated as follows: (i) if the termination is unrelated to a change of control, the payment shall be equal to 1.5 times the sum of (x) his base salary at the time of termination and (y) the greater of the average of the annual cash bonuses earned by him for the two fiscal years in which annual bonuses were paid immediately preceding the year of termination, or his target bonus for the year of termination, or (ii) if the termination occurs within two years after the occurrence of a change of control, the payment shall be equal to

2.5 times the sum of (x) his base salary at the time of termination and (y) the greater of the average of the annual cash bonuses earned by him for the two fiscal years in which annual bonuses were paid immediately preceding the year of termination, or his target bonus for the year of termination; (c) immediate vesting of all stock options and other equity awards if the termination is related to a change of control or continued vesting of his equity awards if the termination is unrelated to a change of control and executive complies with the applicable non-competition provisions; and (d) payment of certain health and welfare benefits.

Each Agreement also contains confidentiality, non-compete and non-solicitation covenants that apply during the term of the Agreement and for a two-year period after termination of employment of the executive (or for a six-month period if the termination occurs within two years after a change of control).

The Myers Agreement, the Roman Agreement and the Doise Agreement, which are included as Exhibit 10.1, 10.2 and 10.3, respectively, to this current report on Form 8-K, are incorporated by reference herein and the above descriptions are qualified in their entirety by reference to such exhibits.

Item 9.01.	Financial Statements and Exhibits.

(d) The exhibits to this current report on Form 8-K are listed in the Exhibit Index, which appears at the end of this report and is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this current report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

LHC GROUP, INC.

By:	/s/ Peter J. Roman
Peter J. Roman
Executive Vice President and Chief Financial Officer

Dated: January 6, 2011

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement between LHC Group, Inc. and Keith G. Myers, dated January 1, 2011.

10.2	Amended and Restated Employment Agreement between LHC Group, Inc. and Peter J. Roman, dated January 1, 2011.

10.3	Employment Agreement between LHC Group, Inc. and Daryl J. Doise, dated January 1, 2011.

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